UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                                   UROCOR, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   91727P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                February 11, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     2      of  100      Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,717,708
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,717,708
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 1,717,708 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     3      of  100    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,717,708
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,717,708
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 1,717,708 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     4      of  100    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,717,708
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,717,708
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 1,717,708 shares held for managed accounts and the reporting person disclaims beneficial ownership in such shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     5      of     100    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,124,028
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,124,028
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,124,028
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          11.2%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     6      of   100    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        256,700
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       256,700
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          256,700
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     7      of    100    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners III, L.P.
          I.R.S. No. 13-3577723
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        28,290
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       28,290
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          28,290
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 100 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 91727P105                     Page     8      of  100     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        13,143
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       13,143
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,143
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .1%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 100 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of UroCor, Inc. (the "Company"), whose principal executive offices are located at 800 Research Parkway, Oklahoma City, Oklahoma 73104.

Item 2.  Identity and Background

          This statement is filed by each of the following per-sons: (i) Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI"); (iii) Dillon, Read & Co. Inc. ("Dillon Read");
(iv) Concord Partners II, L.P. ("Concord II"); (v) Concord
Partners Japan Limited ("Concord Japan"); (vi) Lexington Partners III, L.P. ("Lexington III"); and (vii) Lexington Partners IV,
L.P. ("Lexington IV"), which are sometimes referred to collec-tively herein as the "Reporting Persons." Concord II, Concord Japan, Lexington III and Lexington IV are sometimes referred to collec-tively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of Concord II is investing in venture capital transactions.

          Concord Japan is a corporation organized under the laws of the Bahamas, whose principal office and business address is c/o RoyWest Trust Corporation (Bahamas) Limited, West Bay Street, Nassau, Bahamas. The principal business of Concord Japan is investing in venture capital transactions.

            Lexington III, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022. Lexington IV, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

          The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securiites) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the general partner of Concord II. Pursuant to the Concord II partnership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

            The partnership agreement with respect to Lexington III provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of Lexington III shall be vested exclusively in its general partner, which is Dillon Read. The partnership agreement with respect to Lexington IV provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Lexington IV.

          Pursuant to a management agreement, Dillon Read has been appointed manager of Concord Japan, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord Japan.

          The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference. The names, addresses, citizenships and principal occupations or employments of the directors and executive officers of Concord Japan are set forth in Exhibit D, attached hereto, which is incorporated herein by reference.

            Except as set forth in Exhibits A, B, C and D hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this
Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect Dillon Read's customers' orders for certain GSE securities in violation of
Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

          On November 26, 1991, September 28, 1992, March 31, 1994 and June 6, 1995, Dillon Read, as agent, and each of the Funds purchased Series B, C, D and E, respectively, of preferred stock of the Company (the "Preferred Stock"). Such Preferred Stock was converted, on a one-for-one basis, on May 16, 1996, the date of the initial public offering of the Company into shares of Common Stock.

          With respect to the investments made by each of the Funds in the Company, Concord II, Concord Japan, Lexington III and Lexington IV purchased the shares of the Company purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 295,547 shares of Common Stock (including 13,226 warrants) owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain managing directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit E, attached hereto and incorporated herein by reference, under powers of attorney pursuant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit E hereto is set forth in Exhibit E hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                 Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased(1)           Common Stock
---------                        ------------          --------------

Concord II                         1,594,001            $4,101,512.91
Concord Japan                        364,530             1,264,011.19
Lexington III                         28,290                54,166.73
Lexington IV                          12,343                49,999.55
Dillon Read                          282,321               987,480.85



          As of March 27, 1997, Dillon Read was short 3,187 shares of Common Stock (the "Market-Making Shares"), all of which were purchased in the ordinary course of Dillon Read's market-making activities. See Item 4 below for further information regarding Dillon Read's market-making activiites.

Item 4.  Purpose of Transaction

          All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving investments by the Reporting Persons in the Company, as more fully described in Item 3 of this Schedule 13D.

          On February 11, 1997, Dillon Read commenced market-making activities in the Common Stock in the ordinary course of Dillon Read's securities brokerage and trading activities. The Market-Making Shares were purchased in the ordinary course of such market-making activities. As such Dillon Read may acquire or dispose of shares of Commmon Stock for its own account. Such market-making is not for the purpose of effecting any of the actions enumerated in paragraphs (a) through (j) of Item 4 of Schedule 13D and may be discontinued at any time without notice. At any time, Dillon Read may be long or short in its position with respect to the Common Stock. At March 27, 1997, Dillon Read was short 3,187 Market-Making Shares.

            The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 295,547 Agency Shares owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit E hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of Schedule 13D.


--------

1 Represents the number of shares of Common Stock of the Company issued upon conversion of the Preferred Stock.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

          (a) By reason of their relationship with Dillon Read (see Item 2), as of March 27, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,717,708 shares of Common Stock (including 105,723 warrants), representing 17.1% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the "Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's relationship with the Funds (see Item 2), as of March 27, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,717,708 shares of Common Stock (including 105,723 warrants, and including the 295,547 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto), representing 17.1% of the Outstanding Shares.

          As of March 27, 1997, Concord II beneficially owns 1,124,028 shares of Common Stock (including 86,527 warrants), representing 11.2% of the Outstanding Shares. Concord Japan beneficially owns 256,700 shares of Common Stock (including 5,170 warrants), representing 2.6% of the Outstanding Shares. Lexington III beneficially owns 28,290 shares of Common Stock, representing .3% of the Outstanding Shares. Lexington IV beneficially owns 13,143 shares of Common Stock (including 800 warrants), representing .1% of the Outstanding Shares.

          In addition, as of March 27, 1997, DRI and the individuals named in Exhibit E hereto may be deemed to beneficially own the 295,547 Agency Shares (including 13,226 warrants), representing 2.9% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit E hereto, which is incorporated herein by reference.

          Pursuant to its partnership agreement, on February 11, 1997, Concord II distributed an aggregate of 372,500 shares of Common Stock to its partners.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

          (c) From December 11, 1996, through February 27, 1997, the Funds sold the following shares:

                             Trade                   Net Price
                             Date        Quantity    Per Share
                             ----        --------    ---------

Concord Partners II, L.P.    12/11/96      8,800       9.41
                             12/12/96      2,400       9.44
                             12/13/96      8,000       9.44
                             12/15/96     28,000       9.54

                             01/03/97     32,800       9.70
                             01/07/97      4,000      10.19
                             01/08/97      8,000      10.06
                             01/10/97     12,000      10.11

                             02/27/97     80,000      10.18

Concord Partners Japan LTD   12/11/96      2,200       9.41
                             12/12/96        600       9.44
                             12/13/96      2,000       9.44
                             12/15/96      7,000       9.54

                             01/03/97      8,200       9.70
                             01/07/97      1,000      10.19
                             01/08/97      2,000      10.06
                             01/10/97      3,000      10.11

                             02/25/97     10,000      10.50
                             02/26/97     57,000      10.12
                             02/27/97     20,000      10.18

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer

            Dillon Read currently makes a market in the Common Stock in the ordinary course of its securities brokerage and trading activities. Such market-making may be discontinued at any time without notice.


          Attached hereto and incorporated herein by reference is Exhibit I, Form of Stock Purchase Warrant, with respect to the warrants to purchase Common Stock of the Company, issued to certain of the Reporting Persons.


Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Executive Officers and Directors of Concord
                        Partners Japan Limited.

      Exhibit E     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit F     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit G     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit E.

      Exhibit H     -  Market-Making Transactions.

      Exhibit I     -  Form of Stock Purchase Warrant.

                                  SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                    By: /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman



                                    LEXINGTON PARTNERS III, L.P.

                                    By:  Dillon, Read & Co. Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        --------------------------
                                        Managing Director



                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                    By: /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                    CONCORD PARTNERS II, L.P.

                                    By:  Venture Associates II, L.P.,
                                          its General Partner

                                    By:  Dillon, Read Inc.,
                                          its General Partner



                                    By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact


                                    CONCORD PARTNERS JAPAN LIMITED



                                    By: /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact

Dated: March 31, 1997

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                              New York, NY  10022
          (c)  Title:         President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b)  Address:       135 East 57th Street
                              New York, NY  10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                              The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                              San Francisco, CA  94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                              San Francisco, CA  94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                              Boston, MA  02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                              Boston, MA  02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                              New York, NY  10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                              New York, NY  10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                              Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                              Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                              2001 Ross Avenue
                              Dallas, TX  75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                              New York, NY  10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                              New York, NY  10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                              Capital Corporation
          (b) Address:        135 East 57th Street
                              New York, NY  10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                              London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                              London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                              New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                              New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                         Heiichi Hamaoka

RESIDENCE OR                  Nissan Motor Co., Ltd.
BUSINESS ADDRESS:             6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nissan Motor Co., Ltd.
          (b) Address:        6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan
          (c) Title:          Managing Director,
                              Nissan Motor Co., Ltd.

CITIZENSHIP:                  Japan


NAME:                         Gentaro Kawase

RESIDENCE OR                  Nippon Life Insurance Company
BUSINESS ADDRESS:             3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nippon Life Insurance Company
          (b) Address:        3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan
          (c) Title:          Chairman, Nippon Life Insurance
                              Company

CITIZENSHIP:                  Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                               Takashi Imai

RESIDENCE OR                        Nippon Steel Corporation
BUSINESS ADDRESS:                   2-6-3, Otemachi, Chiyoda-ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Steel Corporation
            (b) Address:            2-6-3, Otemachi, Chiyoda-ku
                                    Tokyo, Japan
            (c) Title:              Representative Director and Exec-
                                    utive Vice President, Nippon
                                    Steel Corporation

CITIZENSHIP:                        Japan


NAME:                               Yoh Kurosawa

RESIDENCE OR                        The Industrial Bank of Japan, Ltd.
BUSINESS ADDRESS:                   1-3-3, Marunouchi, Chiyoda-ku
                                    Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               The Industrial Bank of Japan, Ltd.
            (b) Address:            1-3-3, Marunouchi, Chiyoda-ku
                                    Tokyo, Japan
            (c) Title:              President, The Industrial Bank of
                                    Japan, Ltd.

CITIZENSHIP:                        Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited

NAME:                               Kenjiro Kawaguchi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan
            (c) Title:              Director and Managing Director

CITIZENSHIP:                        Japan


NAME:                               Amerex S.A.

RESIDENCE OR                        Coutts & Company (Bahamas) Ltd.
BUSINESS ADDRESS:                   West Bay Street
                                    Nassau, Bahamas

PRINCIPAL OCCUPATION:

            (a) Name:               Coutts & Company (Bahamas) Ltd.
            (b) Address:            West Bay Street
                                    Nassau, Bahamas
            (c) Title:              Supervisor of Company Services and
                                    Secretary of Coutts & Company
                                    (Bahamas) Ltd.

CITIZENSHIP:                        Bahamas

                          SCHEDULE 13D

                            EXHIBIT E

        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


          Unless otherwise indicated, all purchases were made with individual funds.


               NAME:         Sharyar Aziz

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    2,326

     AMOUNT AND SOURCE
              OF FUNDS:      $10,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .02%


               NAME:         Kaj Ahlburg

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    1,200 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:      $5,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:        Charles A. Ballard

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    2,326

     AMOUNT AND SOURCE
              OF FUNDS:      $10,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .02%


               NAME:         John P. Birkelund

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    53,115

     AMOUNT AND SOURCE
              OF FUNDS:      $124,995.65

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .5%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          James H. Brandi

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     6,000 (includes 1,000 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $25,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .06%



               NAME:          William S. Brenizer

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,600 (includes 600 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $15,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .04%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:         Richard C. Cavallero

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    1,200 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:      $5,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .01%


               NAME:         Patrick Ciampi

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    1,338

     AMOUNT AND SOURCE
              OF FUNDS:      $2,500.44

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:         James P. Connelly

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    465

     AMOUNT AND SOURCE
              OF FUNDS:      $1,999.50

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .005%


               NAME:         Douglas A. Darby

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    3,859

     AMOUNT AND SOURCE
              OF FUNDS:      $11,000.26

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      $.04%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:        Kathleen M. Devlin

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   2,363 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:     $10,000.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .02%


               NAME:        James L. Elrod, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   2,673

     AMOUNT AND SOURCE
              OF FUNDS:     $4,999.92

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .03%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:        Karen Adler-Esterow

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   709 (includes 60 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:     $3,000.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .007%


               NAME:        Peter M. Flanigan

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   13,639 (includes 400 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:     $36,668.18

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .1%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:         Harry Hagerty

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    698

     AMOUNT AND SOURCE
              OF FUNDS:      $3,001.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .007%


               NAME:         Thomas J. Hartfield

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:    349

     AMOUNT AND SOURCE
              OF FUNDS:      $1,500.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:      .003%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:        John H. F. Haskell, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   12,000 (includes 2,000 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:     $50,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .1%


               NAME:        E. Terri Herman

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:   473 (includes 40 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:     $2,001.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:     .005%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Diana Hoadley

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     240 (includes 20 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $1,000.00

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .002%


               NAME:          Franklin W. Hobbs, IV

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     13,639 (includes 400 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $36,668.18

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Robert H. Hotz

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     4,864 (includes 520 warrants)


     AMOUNT AND SOURCE
              OF FUNDS:       $20,499.20

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .05%


               NAME:          Craig A. T. Jones

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     5,485 (includes 100 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $20,163.51

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .05%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          W. Howard Keenan, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,098 (includes 400 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $13,001.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03%


               NAME:          Gregory P. Knapp

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,200 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Peter G. Lafleche

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     938 (includes 40 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $4,001.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .009%


               NAME:          James H. Laird

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,935

     AMOUNT AND SOURCE
              OF FUNDS:       $2,999.87

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Douglas Lake

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,410

     AMOUNT AND SOURCE
              OF FUNDS:       $10,333.67

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03%


               NAME:          Peter H. Leidel

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,178 (includes 80 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $5,001.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Nathan Leight

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,163

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%


               NAME:          Mark D. Mayer

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,400 (includes 400 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $10,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Alan P. Merrill

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     240 (includes 40 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $1,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .002%


               NAME:          Richard H. Montague

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,163

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Robert Moulton-Ely

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     480 (includes 40 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $2,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .005%


               NAME:          John H. Mullin, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     21,582

     AMOUNT AND SOURCE
              OF FUNDS:       $50,000.07

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .2%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          David W. Niemiec

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     14,101 (includes 800 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $59,994.30

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%


               NAME:          Thomas L. Piper, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,178 (includes 80 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $5,001.40

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          James F. Riley

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,526 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $15,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03%


               NAME:          Eric W. Roberts

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     960 (includes 160 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $4,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Peter J. Ross

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,200 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%


               NAME:          Bret E. Russell

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     4,334

     AMOUNT AND SOURCE
              OF FUNDS:       $7,999.74

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .04%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Francois de Saint Phalle

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     11,813 (includes 1,000 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $49,995.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%


               NAME:          Gerard A. Salata

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     930

     AMOUNT AND SOURCE
              OF FUNDS:       $3,999

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Peter N. Schaeffer

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     480 (includes 80 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $2,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .004%


               NAME:          Kenneth M. Schmidt

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     11,813 (includes 1,000 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $49,995.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Paul Sclafani

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     1,163

     AMOUNT AND SOURCE
              OF FUNDS:       $5,000.90

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%


               NAME:          Stuart L. Sindell

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     516 (includes 86 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $2,150

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .005%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          H.C. Bowen Smith

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     4,365 (includes 400 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $19,997.50

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .04%


               NAME:          Michael I. Somers

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     6,783

     AMOUNT AND SOURCE
              OF FUNDS:       $18,334.99

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .07%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Danforth W. Starr

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,326

     AMOUNT AND SOURCE
              OF FUNDS:       $10,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02%


               NAME:          Jason D. Sweet

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     720 (includes 120 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $3,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .007%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          F. Davis Terry, Jr.

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     3,526 (includes 200 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $15,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .03%


               NAME:          James T. Tierney

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     465

     AMOUNT AND SOURCE
              OF FUNDS:       $1,999.50

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .005%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Wayne Thornbrough

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     8,139

     AMOUNT AND SOURCE
              OF FUNDS:       $34,997.70

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .08%


               NAME:          William Weiant

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     2,326

     AMOUNT AND SOURCE
              OF FUNDS:       $10,001.80

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .02%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          George H. Weiler, III

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     930

     AMOUNT AND SOURCE
              OF FUNDS:       $3,999

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .01%


               NAME:          Lorenzo D. Weisman

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     13,639

     AMOUNT AND SOURCE
              OF FUNDS:       $36,668.18

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Edward B. Whitney

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     5,907 (includes 500 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $25,000.10

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .06%


               NAME:          George A. Wiegers

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     6,000 (includes 1,000 warrants)

     AMOUNT AND SOURCE
              OF FUNDS:       $25,000

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .06%

                          SCHEDULE 13D

                            EXHIBIT E


        Ownership of Common Stock by Managing Directors,
             Former Managing Directors, Officers and
           Former Officers of Dillon, Read & Co. Inc.


               NAME:          Richard C. Yancey

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     5,072

     AMOUNT AND SOURCE
              OF FUNDS:       $9,999.79

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .05%


               NAME:          Robert A. Young

         NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
              DISCLAIMED:     11,627

     AMOUNT AND SOURCE
              OF FUNDS:       $49,996.10

     PERCENTAGE OF
     OUTSTANDING COMMON
                 STOCK:       .1%

                          SCHEDULE 13D

                            EXHIBIT F


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on
Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                             DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                             LEXINGTON PARTNERS III, L.P.

                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner


                             By: /s/ David W. Niemiec
                                  ------------------------------
                                  Managing Director



                             LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                  Chairman

                             CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By:  Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact


                             CONCORD PARTNERS JAPAN LIMITED


                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                  Attorney-in-Fact

Dated:  March 31, 1997

                          SCHEDULE 13D

                            EXHIBIT G

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under- signed's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partnership, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve, (i) a purchase agreement relating to each Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discretion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the undersigned, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent disability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal representatives and assigns of the undersigned.



------------------------           -----------------------------
(Date)                             (Signature)




------------------------           -----------------------------
(Place of Execution)               (Print Name)

                             SCHEDULE 13D


                               EXHIBIT H

        Market-Making Transactions in UroCor. Inc. Common Stock by Dillon, Read & Co. Inc. During Past Sixty Days


 Trade Date           Buy/Sell          Quantity           Net Price Per Share

   02/11/97                S                 300                    6.000
   02/11/97                S               1,000                    6.000
   02/11/97                S               1,000                    6.000
   02/12/97                S               1,000                    6.000
   02/14/97                S               1,000                    5.750
   02/14/97                S                 200                    5.750
   02/14/97                B               2,000                    5.625
   02/14/97                B               2,500                    5.625
   02/14/97                S                 300                    6.000
   02/18/97                S                 180                   11.000
   02/18/97                S                 600                   10.750
   02/18/97                S               1,400                   10.750
   02/21/97                S               2,000                   10.625
   02/24/97                S               2,000                   10.750
   02/24/97                S               1,500                   10.750
   02/25/97                B               1,000                   10.250
   02/27/97                S               2,000                   10.625
   02/27/97                S                 300                   10.625
   02/27/97                S                 400                   10.500
   02/27/97                S               1,540                   10.500
   02/27/97                B               9,800                   10.250
   02/27/97                S               1,400                   10.375
   02/27/97                S                 500                   10.375
   02/27/97                S               2,000                   10.250
   02/27/97                S               2,500                   10.250
   02/27/97                B              10,000                   10.125
   02/28/97                S               2,500                   10.375
   02/28/97                S               2,600                   10.375
   02/28/97                S               2,500                   10.375
   02/28/97                S               2,000                   10.375
   02/28/97                B              10,000                   10.250
   02/28/97                S               1,000                   10.375
   02/28/97                S                 100                   10.875
   03/03/97                S                 700                   10.750
   03/03/97                S               1,300                   10.625
   03/03/97                S               2,000                   10.750
   03/04/97                S               2,000                   10.750
   03/04/97                S                 350                   10.750
   03/04/97                S                 250                   10.750
   03/04/97                B               5,000                   10.500
   03/06/97                S                 100                   10.750
   03/18/97                B               1,000                    9.375
   03/18/97                B               1,000                    8.875
   03/19/97                B               1,000                    8.000
   03/19/97                S               1,000                    9.000
   03/19/97                S               1,000                    8.125
   03/19/97                S               2,000                    8.625
   03/21/97                S                 800                    9.375
   03/21/97                S               1,000                    9.375
   03/21/97                B               3,000                    9.000
   03/25/97                B               1,000                    9.125
   03/25/97                S                 700                    9.250
   03/27/97                S                 100                    9.375
   03/27/97                S                 300                    9.375
   03/27/97                S               2,800                    9.375


As of 3/27/97 The Market Making account is short 3,187 shares.

                                  SCHEDULE 13 D

                                    EXHIBIT I


THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY.



                         FORM OF STOCK PURCHASE WARRANT


                      To Purchase Shares of Common Stock of

                                  UroCor, Inc.


                  THIS CERTIFIES that, for value received, Dillon, Read & Co., Inc., as Agent ("Warrantholder"), is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time before 5:00 p.m. (Oklahoma City, Oklahoma time) on June 2, 2000, to subscribe for and purchase from UroCor, Inc., a Delaware corporation (the "Company"), 13,226 shares of the fully paid and nonassessable shares of the Company's Common Stock, $.01 par value per share ("Common Stock"), at $5.00 per share ("Exercise Price"). The Exercise Price and the number of shares for which this warrant (this "Warrant") is exercisable shall be subject to adjustment as provided herein.

                  This Warrant and the other stock purchase warrants in the same form dated the date hereof were issued pursuant to Section 2.3 of a Series E Preferred Stock and Series EG Purchase Agreement made as of the 2nd day of June, 1995 (the "Purchase Agreement"), to which the Warrantholder and the Company are parties. The term "Warrants" shall refer to all Warrants issued pursuant to
Section 2.3 of the Purchase Agreement.

          1.       Exercise of Warrant.

                  (a) The purchase rights represented by this Warrant are exercisable by Warrantholder, in whole at any time or in part from time to time, prior to termination of this Warrant, by the surrender of this Warrant, together with the Notice of Exercise attached hereto duly completed and executed, at the office of the Company at 2925 United Founders Boulevard, Oklahoma City, Oklahoma 73112-3939 (or such other office or agency of the Company as it may designate by notice in writing to Warrantholder at the address thereof appearing on the books of the

Company), and upon payment of the Exercise Price of the shares thereby purchased (by cash or by check or bank draft payable to the order of the Company); whereupon the Company shall, at its expense, deliver to Warrantholder as soon as practicable a certificate representing the number of shares of Common Stock so purchased. The Company will place on each certificate a legend substantially the same as that appearing on this Warrant, in addition to any legend required by any applicable state or federal law. If this Warrant is exercised in part, the Company will issue to Warrantholder a new Warrant upon the same terms as this Warrant but for the balance of shares of Common Stock for which this Warrant remains exercisable. Irrespective of the date of issuance and delivery of any certificates with respect thereto, shares of Common Stock purchased by exercise of this Warrant as provided herein shall be, and be deemed to be, issued to Warrantholder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered as aforesaid.

                  (b) Certificates for shares purchased hereunder shall be delivered to Warrantholder promptly after the date on which this Warrant shall have been exercised as aforesaid.

                  (c) The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon issuance and payment therefor, be validly issued, fully paid and nonassessable and free from all preemptive rights, taxes, liens and charges in respect of the issue thereof.

          2. No Fractional Share or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu thereof, the Company shall pay cash equal to any such fractional shares, based upon the then applicable Exercise Price.

          3. Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of Warrantholder.

          4. No Rights as Shareholder. This Warrant does not entitle Warrantholder, by virtue solely of the ownership of this Warrant, to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof.

          5.       Exchange and Registry of Warrant.

                  (a) This Warrant is exchangeable, upon the surrender hereof by Warrantholder at the above-mentioned office or agency of the Company, for a new Warrant of like tenor and dated as of such exchange, or for new Warrants of like tenor and dated the date of such exchange, exercisable for no more than the aggregate number of shares of Common Stock equal to the number of shares for which the Warrant so exchanged was exercisable in denominations designated by the Warrantholder at the time of surrender.

                  (b) The Company shall maintain at the above-mentioned office or agency a registry showing the name and address of Warrantholder. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

          6. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

          7. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

          8. Cash Distributions. No adjustment on account of cash dividends or interest on the Common Stock or other securities purchasable hereunder will be made to the Exercise Price.

          9.       Adjustment of Warrant Shares and Exercise Price.

                  (a) In the event the Company shall at any time after the date hereof subdivide (by way of a stock split) or declare a stock dividend or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend or increased in the case of a combination and the number of shares of Common Stock deliverable upon the exercise of this Warrant shall be determined by (i) dividing the Exercise Price in effect prior to such adjustment by the Exercise Price as adjusted, and
(ii) multiplying the resulting quotient by the number of shares of Common Stock deliverable upon exercise of this Warrant immediately prior to such adjustment. The provisions of this Section 9(a) shall similarly apply to successive subdivisions, stock dividends or combinations.

                  (b) In the event, at any time after the date of this Warrant, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock or any rights with respect thereto), or similar action, this Warrant shall, after such reogranization, reclassification, consolidation, merger or similar action, be exercisable into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger to which Warrantholder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger or similar action, he had exercised this Warrant for Common Stock. The provisions of this Section 9(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers or similar actions.

          10. Reservation and Issuance of Shares. The Company will at all times keep reserved for issuance upon exercise of this Warrant, the number of shares of Common Stock then issuable upon full exercise hereof. The Company covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the exercise of the purchase rights under this Warrant.

          11. Notice of Adjustment. When any adjustment is required to be made in the number of shares of Common Stock for which this Warrant is exercisable or the Exercise Price, the Company shall promptly notify the Warrantholder of such event, of the calculation by which such adjustment is to be made and of the resulting number of such shares and Exercise Price.

          12. Amendments and Waivers. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Warrant may be amended by a written instrument executed by the Company and the Warrantholder and the observance of any such term may be waived (either generally or in a particular instance, and either retroactively or prospectively) with (but only with) the written consent of the Company or the Warrantholder, as the case may be, for whose benefit such term applies.

          13. Communications. All notices or other communications hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested) or by facsimile transmission or sent by a recognized overnight delivery service that can provide proof of delivery upon request addressed to the Warrantholder or the Company at their respective addresses as set forth in the Purchase Agreement or such other address as any party may designate to the other in accordance with the aforesaid procedure.

          14. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and of the holder of the Common Stock issued upon the exercise hereof; provided, however, the Company may not assign its rights or delegate its obligations hereunder.

          15. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws rules thereunder.

          IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by one of its officers thereunto duly authorized.

                                    UROCOR, INC.

Dated:  June 2, 1995                By/s/ William A. Hagstrom
                                      ---------------------------------
                                          William A. Hagstrom, President

                               NOTICE OF EXERCISE



TO:  UROCOR, INC,


          1. The undersigned hereby elects to purchase _________ shares of Common Stock of UroCor, Inc., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full with respect to such shares.

          2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned.

                                                     [Warrantholder]


Date:  _____________________        By __________________________
                                       Name: ____________________
                                       Title: ___________________